Exhibit 99.1

RELEASE DATE: July 11, 2003	Contact: Dan Florness, Treasurer and CFO 507.453.8211

FASTENAL COMPANY REPORTS SECOND QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the six-month period and the quarter ended June 30, 2003. (Note – All information contained in the Press Release reflects the 2-for-1 stock split which occurred in May 2002.) Dollar amounts are in thousands.

Net sales for the six-month period ended June 30, 2003 totaled $484,955, an increase of 8.2% over net sales of $448,066 in the first six months of 2002. The first six months of 2002 included net sales of $11,130 from the Company’s DIY Business, which was disposed of in October 2002. Adjusting for the DIY Business sale, growth in net sales of the remaining business was 11.0% from 2002 to 2003. Net earnings increased from $39,536 in the first six months of 2002 to $40,968 in the first six months of 2003, an increase of 3.6%. Earnings per share increased from $.52 to $.54 for the comparable periods.

The first six months of 2002 included an extraordinary gain on acquisition, net of tax, of $716. Net earnings before extraordinary gain increased from $38,820 in the first six months of 2002 to $40,968 in the first six months of 2003, an increase of 5.5%. Earnings per share before extraordinary gain increased from $.51 to $.54 for the comparable periods.

Net sales for the three-month period ended June 30, 2003 totaled $249,112, an increase of 6.7% over net sales of $233,484 in the second quarter of 2002. The second quarter of 2002 included net sales of $5,738 from the Company’s DIY Business, which was disposed of in October 2002. Adjusting for the DIY Business sale, growth in net sales of the remaining business was 9.4% from 2002 to 2003. Net earnings increased from $21,831 in the second quarter of 2002 to $21,927 in the second quarter of 2003, and were relatively flat on a percentage basis. Earnings per share were $.29 for both periods.

The second quarter of 2002 included an extraordinary gain on acquisition, net of tax, of $716. Net earnings before extraordinary gain increased from $21,115 in the second quarter of 2002 to $21,927 in the second quarter of 2003, an increase of 3.8%. Earnings per share before extraordinary gain increased from $.28 to $.29 for the comparable periods.

During the first six months and the second quarter of 2003, Fastenal opened 71 and 35 new sites, respectively, bringing the total number of sites to 1,240. There were 4,690 site employees as of June 30, 2003, a decrease of 1.1% from December 31, 2002.

Management’s comments on 2003:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2001 and 2002 and the first six months of 2003, excluding the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	4.8%	1.0%	-0.5%	1.4%
2002	2.7%	4.8%	6.0%	9.3%	9.4%	11.0%	8.7%	10.4%	12.5%	13.3%	17.9%	11.6%
2003	13.3%	10.3%	14.5%	9.9%	9.5%	8.5%

The twelve months of 2001 and 2002 and the first six months of 2003, including the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	8.7%	4.1%	2.5%	5.1%
2002	5.6%	7.1%	8.9%	12.0%	12.3%	13.7%	11.6%	13.1%	11.0%	10.2%	14.3%	7.8%
2003	10.2%	7.9%	11.5%	7.2%	6.7%	6.0%

The first table reflects growth rates of Fastenal excluding $16,974 and $8,526 of DIY Business net sales from January 1, 2002 to October 3, 2002 and from August 31, 2001 to December 31, 2001, respectively (the period of time the DIY Business was owned). Management included the first table above because we believe it provides a consistent presentation of the growth rates of the organic branch-based business before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the first table above represent several trends. The first being a downward trend in the first eleven months of 2001 which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001. During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002.

Fastenal’s gross margins in the first six months of 2003 and 2002 were 49.5% and 49.6%, respectively. The change in the gross margin percent resulted from several factors. The DIY Business operated at a lower gross margin, approximately 30%, so the sale of this business caused an improvement in the overall gross margin. This improvement was offset by (1) increases in freight costs primarily due to changes in fuel prices and (2) the influence of increases in sales to certain large accounts and to certain large sales, which were made at lower margins.

Fastenal’s operating expenses in the first six months grew at a rate of 8.7%, a rate that approximated the net sales growth rate of 8.2% discussed above.

The Company previously indicated it expects to open approximately 150 to 185 new stores in 2003 (or an increase over December 31, 2002 of approximately 12% to 16%). The Company currently expects it will be in the lower end of the range. The Company opened 128 new store sites during 2001 (or an increase over December 31, 2000 of 14.3%) and 144 new store sites in 2002 (or an increase over December 31, 2001 of 14.0%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs impact the Company’s ability to leverage earnings in a weakened industrial economy. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days. The Company will continue to reevaluate the level of planned openings in 2003.

In addition to the planned store expansion, we are proceeding with our ‘customer service project’ (or ‘CSP’). The goals of this project include the expansion of the products stocked at each store site as well as a more consistent display theme at each of these store sites. On June 30, 2003, 552 of Fastenal’s 1,240 stores were operating with the ‘customer service project’ layout and product selection. Our internal benchmarking information related to the store sites converted to the ‘CSP’ format in the third quarter of 2002 shows improvement in daily sales growth rates and in employee productivity when compared to a random sampling of non-converted store sites. Information related to these converted stores will be posted on the Fastenal Company World Wide Web site at www.fastenal.com on Friday, July 18, 2003.

While Fastenal continues to feel the impacts of the weakened industrial economy, we noted the following during the first six months of 2003: (1) the inventory increases experienced in 2002, and again in the first quarter of 2003, stopped, and decreased in June 2003, (2) the $2,137 sequential increase in operating expenses experienced from first to second quarter was the lowest sequential increase in operating expenses experienced in the last five years, (3) cash provided by operating activities strengthened from the first to second quarter, and (4) the store conversion project (the Customer Service Project, or CSP) that began in 2002 continues to approach the 50% completion point.

Additional information regarding Fastenal Company’s first quarter statistics is available on the Fastenal Company World Wide Web site at www.fastenal.com. Beginning in November 2000, the Company began to disclose sales information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of each month. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, and the continuance of our ‘customer service project’. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected, and disruption with the ‘customer service project’ implementation could cause expenses and inventory investments to increase, which in turn could cause the Company to reevaluate the implementation of the project. A discussion of other risks and uncertainties is included in the Company’s 2002 annual and quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	Unaudited June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$36,840	14,296
Marketable securities	22,857	37,062
Trade accounts receivable, net of allowance for doubtful accounts of $3,866 and $3,543, respectively	127,397	105,553
Inventories	227,960	217,262
Deferred income tax asset	5,868	5,868
Other current assets	15,974	14,607
Refundable income taxes	—	1,838

Total current assets	436,896	396,486

Marketable securities	15,165	15,340
Property and equipment, less accumulated depreciation	156,655	144,252
Other assets, less accumulated amortization	3,020	2,930

Total assets	$611,736	559,008

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,033	25,783
Accrued expenses	27,133	21,281
Income taxes payable	7,128	—

Total current liabilities	58,294	47,064

Deferred income tax liability	12,073	12,073

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued and outstanding	759	759
Additional paid-in capital	7,472	7,472
Retained earnings	530,108	493,693
Accumulated other comprehensive gain (loss)	3,030	(2,053)

Total stockholders’ equity	541,369	499,871

Total liabilities and stockholders’ equity	$611,736	559,008

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Six months ended June 30,		(Unaudited) Three months ended June 30,
	2003	2002	2003	2002
Net sales	$484,955	448,066	249,112	233,484
Cost of sales	244,884	226,004	125,738	117,999

Gross profit	240,071	222,062	123,374	115,485

Operating and administrative expenses	174,075	160,091	88,106	81,724
Loss on sale of property and equipment	154	204	23	109

Operating income	65,842	61,767	35,245	33,652

Interest income	556	1,111	293	571

Earnings before income taxes and extraordinary gain	66,398	62,878	35,538	34,223
Income tax expense	25,430	24,058	13,611	13,108

Net earnings before extraordinary gain	40,968	38,820	21,927	21,115

Extraordinary gain on acquistion, net of tax	—	716	—	716

Net earnings	40,968	39,536	21,927	21,831

Basic and diluted net earnings per share before extraordinary gain	$0.54	0.51	0.29	0.28

Basic and diluted extraordinary gain per share, net of tax	$—	0.01	—	0.01

Basic and diluted net earnings per share	$0.54	0.52	0.29	0.29

Weighted average shares outstanding	75,877	75,877	75,877	75,877

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Six months ended June 30,
	2003	2002
Cash flows from operating activities:
Net earnings	$40,968	39,536
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	9,996	8,305
Loss on sale of property and equipment	154	204
Bad debt expense	2,899	2,858
Amortization of non-compete agreement	34	34
Changes in operating assets and liabilities, net of acquisition and sale of the DIY Business:
Trade accounts receivable	(24,743)	(24,471)
Inventories	(10,698)	(15,332)
Other current assets	(1,367)	4,310
Accounts payable	(1,750)	9,609
Accrued expenses	5,852	1,243
Income taxes, net	8,966	3,271
Other	4,713	705

Net cash provided by operating activities	35,024	30,272

Cash flows from investing activities:
Purchase of property and equipment	(24,188)	(15,924)
Proceeds from sale of property and equipment	1,635	1,351
Net decrease (increase) in marketable securities	14,380	(12,626)
Decrease (increase) in other assets	(124)	64

Net cash used in investing activities	(8,297)	(27,135)

Cash flows from financing activities:
Payment of dividends	(4,553)	(3,794)

Net cash used in financing activities	(4,553)	(3,794)

Effect of exchange rate changes on cash	370	86

Net increase (decrease) in cash and cash equivalents	22,544	(571)

Cash and cash equivalents at beginning of period	14,296	47,264

Cash and cash equivalents at end of period	$36,840	46,693

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$16,464	21,231